Exhibit 99.1

NEWS RELEASE

Green Plains Completes Acquisition of Ethanol Plant from Otter Tail Ag Enterprises

OMAHA, NE (GLOBE NEWSWIRE) – March 24, 2011 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it has completed the purchase of an ethanol plant from Otter Tail Ag Enterprises, LLC. The plant is located near Fergus Falls, Minnesota and brings Green Plains’ total expected ethanol production capacity to approximately 740 million gallons annually.

“Now that we have completed this acquisition, we will move quickly to fully integrate this plant into our operations and back office systems,” stated Todd Becker, President and CEO of Green Plains Renewable Energy. “We will also begin the process of installing corn oil extraction technology at the Otter Tail plant, which we expect to complete by the end of the third quarter of this year. I look forward to welcoming 40 new employees to our team and working with local community leaders and producers.”

Green Plains has financed the $55 million acquisition with cash and financing from a group of nine lenders, led by AgStar Financial Services.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of nine ethanol plants in Indiana, Iowa, Michigan, Minnesota, Nebraska and Tennessee with annual expected operating capacity totaling approximately 740 million gallons. Green Plains also markets and distributes ethanol for independent third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “estimates,” “expects,” “will,” “predicts,” “intends,” “plans,” “believes,” “potential,” “goal,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, the timely completion of corn oil extraction projects, risks related to closing and achieving anticipated results from acquisitions and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217